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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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ARCH CAPITAL GROUP LTD.
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[Arch Capital Group Ltd. Letterhead]

April 5, 2004

Dear Shareholder:

        I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 5, 2004, at 8:30 a.m. (local time), at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

        Your vote is very important.    Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

Sincerely,

Robert Clements Chairman of the Board

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on May 5, 2004, at 8:30 a.m. (local time), at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda, for the following purposes:

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  PROPOSAL 1:    To elect four Class III Directors to serve for a term of three years or until their respective successors are elected and qualified.

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  PROPOSAL 2:    To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries.

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  PROPOSAL 3:    To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004.

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  PROPOSAL 4:    To conduct other business if properly raised.

        Only shareholders of record as of the close of business on March 29, 2004 may vote at the meeting.

        Our audited financial statements for the year ended December 31, 2003, as approved by our Board of Directors, will be presented at this annual general meeting.

        Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

        This proxy statement and accompanying form of proxy are dated April 5, 2004 and are first being mailed to shareholders on or about April 7, 2004.

Dawna Ferguson Secretary

Hamilton, Bermuda
April 5, 2004

THE ANNUAL GENERAL MEETING

        We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

        The annual general meeting will be held at 8:30 a.m. (local time) on May 5, 2004 at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda.

Record Date; Voting at the Annual General Meeting

        Our Board of Directors has fixed the close of business on March 29, 2004 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 33,288,594 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 197 holders of record and approximately 8,300 beneficial holders of the common shares. On the record date, there were 38,364,972 preference shares outstanding and entitled to vote, subject to the limitations in the certificate of designations and our bye-laws described below. There were 27 holders of record and beneficial holders of the preference shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

        Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. ("ACGL" or the "Company"), directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

        There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus funds") and Hellman & Friedman LLC ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

        In order to implement our bye-laws, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

        The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

        An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

        Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

        All shareholders should complete, sign and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

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  filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or

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  attending the annual general meeting and voting in person.

        In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, Facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

        Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

        We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

        Our audited financial statements for the year ended December 31, 2003, as approved by our Board of Directors, will be presented at this annual general meeting.

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of ACGL is currently comprised of 12 members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Robert Clements, Wolfe "Bill" H. Bragin, John L. Bunce, Jr. and Sean D. Carney, whose present terms expire this year, to serve as Class III Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board.

        Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

        Set forth below is information regarding the nominees for election:

Name	Age	Position
Robert Clements	71	Chairman and Class III Director of ACGL
Wolfe "Bill" H. Bragin	59	Class III Director of ACGL
John L. Bunce, Jr.	45	Class III Director of ACGL
Sean D. Carney	35	Class III Director of ACGL

        Robert Clements was elected chairman and director of ACGL at the time of our formation in March 1995, and continues to serve in that capacity. From March 1996 to February 2001, he was an advisor to MMC Capital, with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements was a director of XL Capital from 1986 to 2002 and was formerly a director of Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited and ACE Ltd. He is chairman emeritus of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of St. John's University and a member of Rand Corp. President's Council. He holds a B.A. degree from Dartmouth College.

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin was appointed to our Board of Directors pursuant to our shareholders agreement (the "Shareholders Agreement"), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 ("2003 Annual Report").

        John L. Bunce, Jr.    has served as a director of ACGL since November 2001. Mr. Bunce is a managing director of Hellman & Friedman LLC, which he joined in 1988. Before joining Hellman & Friedman LLC, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is currently also a director of National Information Consortium, Inc. and Western Wireless Corporation. He has also served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was ap-

pointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2003 Annual Report.

        Sean D. Carney has served as a director of ACGL since July 2003. He has been a managing director of Warburg Pincus LLC since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2003 Annual Report.

Required Vote

        A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class III Directors of ACGL.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Executive Officers

        The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Constantine Iordanou	54	President and Chief Executive Officer of ACGL and Class II Director of ACGL	2006
Paul B. Ingrey	64	Chairman and Chief Executive Officer of Arch Reinsurance Ltd. and Class I Director of ACGL	2005
Peter A. Appel	42	Class II Director of ACGL	2006
Kewsong Lee	38	Class I Director of ACGL	2005
James J. Meenaghan	65	Class II Director of ACGL	2006
John M. Pasquesi	44	Vice Chairman and Class II Director of ACGL	2006
David R. Tunnell	33	Class I Director of ACGL	2005
Robert F. Works	56	Class I Director of ACGL	2005

*
Indicates expiration of term as a director of ACGL

        Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

        Paul B. Ingrey has served as a director of ACGL and as chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") since October 2001, and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        Peter A. Appel was president and chief executive officer of ACGL from May 5, 2000 through July 31, 2003 and has been a director of ACGL since November 1999. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher LLP, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

        Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2003 Annual Report.

        James J. Meenaghan has been a director of the Company since October 2001. From October 1986 to 1993, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

        John M. Pasquesi has been our vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

        David R. Tunnell has been a director of ACGL since May 2002. He has served as a managing director of Hellman & Friedman LLC since 2003. Prior to joining Hellman & Friedman LLC in 1994, Mr. Tunnell was employed by Lazard Frères & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as a director of Blackbaud, Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Tunnell was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2003 Annual Report.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

        The following individuals are our executive officers and members of senior management who do not serve as directors of ACGL.

Name	Age	Position
John D. Vollaro	59	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Dwight R. Evans	51	President of Arch Re (Bermuda)
Ralph E. Jones, III	47	President and Chief Executive Officer of Arch Insurance Group Inc.
Marc Grandisson	36	Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda)
Mark D. Lyons	47	Executive Vice President and Chief Actuary of Arch Insurance Group Inc.
John F. Rathgeber	49	Managing Director and Chief Operating Officer of Arch Reinsurance Company
Louis T. Petrillo	38	President and General Counsel of Arch Capital Services Inc.

        John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Dwight R. Evans has served as president of Arch Re (Bermuda) since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Ralph E. Jones, III joined Arch Insurance Group Inc. ("Arch Insurance Group") as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Marc Grandisson has served as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) since October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mark D. Lyons serves as executive vice president of group operations and chief actuary of Arch Insurance Group. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, Mr. Lyons was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from

Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        John F. Rathgeber has served as managing director and chief operating officer of Arch Reinsurance Company since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

Composition of the Board of Directors

        The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of the National Association of Securities Dealers, Inc. (the "NASD"). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $60,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors currently consists of 12 directors, including 10 non-employee directors. Of such non-employee directors, two are former employees who concluded their services as employees during 2003 and one, our chairman of the Board, receives compensation in excess of $60,000 for his services as chairman, and, therefore, are not considered independent under applicable NASD rules. Our Board of Directors has concluded that the following seven non-employee directors are independent in accordance with the director independence standards set forth in Rule 4200 of the rules of the NASD: Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, David R. Tunnell and Robert F. Works.

        Pursuant to the Shareholders Agreement entered into in connection with the capital infusion in November 2001, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our Board includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment, these shareholders together will be entitled to nominate a majority of directors to our Board. Messrs. Bragin, Carney and Lee are the designees of the Warburg Pincus funds, and Messrs. Tunnell and Bunce are the designees of the Hellman & Friedman funds. In addition, pursuant to our Shareholders Agreement, the Warburg Pincus funds and the Hellman & Friedman funds have agreed to take all acts to cause Mr. Clements to be duly elected as chairman of our Board of Directors for so long as he is willing and able to serve in such capacity.

Meetings and Committees of the Board of Directors

        The Board of Directors held five sessions during 2003. The Board of Directors has established standing audit, capital management, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the newly-formed underwriting oversight committee, has a written charter, which will be posted on our website at www.archcapgroup.bm on or before May 5, 2004, the date of our annual general meeting. None of the material on our website is incorporated herein by reference. In addition, a transaction committee was formed under the subscription agreement entered into in connection with our November 2001 capital infusion (the "Subscription Agreement"), which is an exhibit to our 2003 Annual Report. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2003, except for Mr. Bunce. Directors are encouraged but not required to attend our annual general meetings of shareholders. Eleven of the 12 directors at the date of the 2003 annual general meeting attended that meeting.

        As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the Board, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to the restrictions on service on the audit committee under the rules of the NASD and the Securities and Exchange Commission (the "SEC").

  Audit Committee

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. During 2003, our Board of Directors adopted a revised written charter for the audit committee, which is included as Appendix A to this proxy statement. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe "Bill" H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the SEC. The audit committee held four sessions during 2003. The report of the audit committee begins on page 11.

  Capital Management Committee

        The capital management committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the capital management of the Company and to make recommendations to the Board of Directors on capital management issues, including debt and equity issuances and overall dividend policy. The capital management committee currently consists of John M. Pasquesi (chairman), Peter A. Appel, John L. Bunce, Jr., Robert Clements, Constantine Iordanou, Kewsong Lee and James J. Meenaghan. The capital management committee held two sessions during 2003.

  Compensation Committee

        The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving and evaluating, and making recommendations to the Board regarding, our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any Board of Directors or compensation committee of any entity (other than ACGL) with which any member of our Board serves as an executive officer. The compensation committee held four sessions during 2003. The report of the compensation committee begins on page 21.

  Executive Committee

        The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of

Directors otherwise determines. The executive committee currently consists of Robert Clements (chairman), John L. Bunce, Jr., Constantine Iordanou and Kewsong Lee. The executive committee held one session during 2003.

  Finance and Investment Committee

        The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and to recommend to the Board financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), Peter A. Appel, John L. Bunce, Jr., Sean D. Carney and Constantine Iordanou. The finance and investment committee held four sessions during 2003.

  Nominating Committee

        The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders. Our Board of Directors adopted a written charter for the nominating committee, which, as discussed above, will be available on our website at www.archcapgroup.bm on or before May 5, 2004, the date of our annual general meeting. The nominating committee consists of the following non-employee members of our Board of Directors, including Robert Clements (chairman), Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, David R. Tunnell and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of nominating committees, except for Mr. Clements. The NASD permits one director of a nominating committee comprised of at least three members to be non-independent as defined in Rule 4200 as long as (1) that non-independent member is not a current officer or employee and does not have any immediate family members who are officers or employees of the listed company and (2) the Board determines that such individual's membership on the nominating committee is in the best interests of the listed company and its shareholders. Mr. Clements, who has served as chairman of the committee since its inception, is a non-employee member of our Board who has over 44 years of experience in the insurance and reinsurance industry and has developed extensive industry contacts. In view of the foregoing, the Board determined that exceptional and limited circumstances exist to warrant the reappointment of Mr. Clements to the nominating committee. Under such exception, Mr. Clements may serve on the nominating committee for two years from the date of our annual general meeting. The nominating committee held one session during 2003.

        When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities. A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advanced notice requirements set forth in our bye-laws, as described below on page 38 under the caption "Shareholder Proposals for the 2005 Annual General Meeting." As described in more detail on page 38, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board.

        The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

  Underwriting Oversight Committee

        The underwriting oversight committee of the Board of Directors assists the Board by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of John M. Pasquesi (chairman), Sean D. Carney and David R. Tunnell. The underwriting oversight committee was formed in February 2004 and, therefore, did not meet during 2003.

  Transaction Committee

        The transaction committee of the Board of Directors was formed under the Subscription Agreement. Until the date of the final determination of the purchase price adjustment at the fourth anniversary of closing of the capital infusion (i.e., November 20, 2005), approval of the following actions by the transaction committee is deemed to be approval by the entire Board:

  •
  an amendment, modification or waiver of rights by ACGL under the agreements relating to the capital infusion, including the Subscription Agreement, the certificate of designations for the preference shares or the Shareholders Agreement;

  •
  the enforcement of obligations of the investors under the above agreements; or

  •
  approval of actions relating to the disposition of non-core assets.

        The transaction committee consists of persons who either (1) were members of our Board of Directors on October 22, 2001 and/or (2) were designated as members of the transaction committee by a person who was a member of our Board on October 22, 2001. The transaction committee currently consists of Robert Clements, Peter A. Appel, Constantine Iordanou, James J. Meenaghan and Robert F. Works. The transaction committee did not meet during 2003.

Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Corporate Secretary for review by the Board of Directors.

Report of the Audit Committee of the Board of Directors

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. The audit committee operates under a written charter, which is included as Appendix A to this proxy statement.

        It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). This is the responsibility of management and the independent auditors. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

        The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2003 Annual Report with management of ACGL and PricewaterhouseCoopers LLP, independent auditors for ACGL.

        The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements.

        The audit committee has received the written confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from ACGL.

        Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and subsidiaries for the year ended December 31, 2003 in our 2003 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe "Bill" H. Bragin Robert F. Works

From March 2002 to February 2004, Kewsong Lee served as a member of the audit committee.

Summary Compensation Table

        The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 2003, 2002 and 2001.

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)(4)	Restricted Share Award(s) ($)(5)		Securities Underlying Options (#)	All Other Compensation ($)(6)
Constantine Iordanou President and Chief Executive Officer of ACGL(1) and Class II Director of ACGL	2003 2002	1,000,000 1,000,000	937,504 875,000	(2) (3)	18,443 —	562,496 11,483,112	(2) (3)	— 425,000	141,116 105,247
Paul B. Ingrey Chairman and Chief Executive Officer of Arch Re (Bermuda) and Class I Director of ACGL	2003 2002 2001	750,000 750,000 143,200	1,750,000 1,000,000		25,771 22,271 —	— — 7,366,778		— — 422,407	79,650 87,693 —
John D. Vollaro Executive Vice President, Chief Financial Officer and Treasurer of ACGL	2003 2002	450,000 380,513	675,000 364,000	(3)	101,208 52,322	— 1,421,000	(3)	— 85,000	62,434 46,906
Dwight R. Evans President of Arch Re (Bermuda)	2003 2002 2001	600,000 500,000 95,500	549,230 438,750 —	(2)(7) (3)(7)	196,026 191,843 —	126,755 101,250 872,000	(2) (3)	— 25,000 100,000	84,314 59,880 —
Marc Grandisson Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda)	2003	427,000	423,529	(2)(7)	145,762	90,216	(2)	—	21,664
Peter A. Appel Former President and Chief Executive Officer of ACGL and current Class II Director of ACGL(1)	2003 2002 2001	305,527 500,000 375,000	450,000 437,500 —	(3)	— —	— 187,500 750,000	(3)	— — 422,407	2,308,253 68,295 50,841	(1)

(1)
Effective August 1, 2003, Mr. Iordanou succeeded Mr. Appel as president and chief executive officer of ACGL, and Mr. Appel remains on our Board of Directors. In connection therewith, ACGL entered into an agreement, effective as of July 31, 2003, and a non-core business payment agreement, dated August 4, 2003, with Mr. Appel. See "—Employment Arrangements" and "Certain Relationships and Related Transactions."

(2)
A portion of the 2003 performance bonus for each of Messrs. Iordanou, Evans and Grandisson was paid in the form of common shares vesting in four equal installments on February 26, 2004, 2005, 2006 and 2007 as follows: (a) Mr. Iordanou—$750,000 in cash and $750,000 in common shares; (b) Mr. Evans—$506,979 in cash and $169,008 in common shares; and (c) Mr. Grandisson—$402,457 in cash and $120,288 in common shares. The vested portions of such awards are reflected in the "Bonus" column, and the unvested portions of the awards are reflected in the "Restricted Share Award" column.

(3)
A portion of the 2002 performance bonus for each of Messrs. Iordanou, Vollaro, Evans and Appel was paid in the form of common shares or common share units vesting in four equal annual installments on February 20, 2003, 2004, 2005 and 2006 as follows: (a) Mr. Iordanou—$750,000 in cash and $500,000 in common share units; (b) Mr. Vollaro—$312,000 in cash and $208,000 in common shares; (c) Mr. Evans—$405,000 in cash and $135,000 in common shares; and (d) Mr. Appel—$375,000 in cash and $250,000 in common shares. The restricted share units granted to Mr. Iordanou will be settled in common shares of ACGL upon the termination of Mr. Iordanou's employment. The vested portions of such awards are reflected in the "Bonus" column, and the unvested portions of the awards are reflected in the "Restricted Share Award" column. Subsequent to grant, the restricted common shares granted to Mr. Appel vested to him in connection with the agreement entered into with him on July 31, 2003, and the vesting schedule for Mr. Vollaro's award has been modified, as described below under "—Employment Arrangements."

(4)
Other annual compensation includes the following items relating to employment arrangements in Bermuda: (1) housing expenses in the amounts of (A) $5,685 to Mr. Iordanou for 2003; (B) $15,083 and $22,271 to Mr. Ingrey for 2003 and 2002, respectively; (C) $63,499 and $52,322 to Mr. Vollaro for 2003 and 2002, respectively; (D) $168,000 and $156,346 to Mr. Evans for 2003 and 2002, respectively; and (E) $126,000 to Mr. Grandisson for 2003; (2) tax reimbursements in the amounts of (A)10,688 to Mr. Iordanou for 2003; and (B) $10,688 to Mr. Ingrey for 2003; and (3) an automobile allowance in the amount of $26,022 to Mr. Vollaro for 2003.

(5)
The value of each restricted share award is based upon the closing price of the common shares as reported on the NASDAQ National Market as of the grant date of such award. As of December 31, 2003, an aggregate of 885,136 unvested restricted common shares and units, with an aggregate value of $35,281,521, were held by the named executive officers as follows: (a) Mr. Iordanou—325,000 shares and 13,251 units, with an aggregate value of $13,482,685, which shares will vest on December 31, 2006 and units will vest based on the schedule described in footnote 3 above; (b) Mr. Ingrey—422,407 shares, with a value of $16,837,143, which shares will vest on October 23, 2004; (c) Mr. Vollaro—55,512 shares, with a value of $2,212,708, of which 50,000 shares will vest on December 30, 2004 and 5,512 shares will vest as described below under "—Employment Arrangements"; (d) Mr. Evans—53,577 shares, with a value of $2,135,579, of which 50,000 shares will vest on October 23, 2004 and 3,577 shares will vest based on the schedule described in footnote 3 above; and (e) Mr. Grandisson—15,389 shares, with a value of $613,406, of which 12,500 shares will vest on October 23, 2006 and 2,889 shares will vest based on the schedule described in footnote 3 above. Such amounts do not include the restricted shares granted as part of 2003 bonus amounts, as described in footnote 2 above, since such shares were not outstanding as of December 31, 2003. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to restricted shares with respect to which such dividends are issued.

(6)
Includes: (1) matching contributions under an employee 401(k) plan in the amounts of (A) $9,000 and $8,500 to Mr. Iordanou for 2003 and 2002, respectively; (B) $9,000 and $8,500 to Mr. Ingrey for 2003 and 2002, respectively; (C) $9,000 and $8,500 to Mr. Vollaro for 2003 and 2002, respectively; (D) $9,000 and $8,500 to Mr. Evans for 2003 and 2002, respectively; and (E) $9,000, $8,500 and $7,650 to Mr. Appel for 2003, 2002 and 2001, respectively; (2) pension contributions pursuant to pension plans in the amounts of (A) $15,650 and $15,755 to Mr. Iordanou for 2003 and 2002, respectively; (B) $15,650 and $15,755 to Mr. Ingrey for 2003 and 2002, respectively; (C) $15,650 and $15,755 to Mr. Vollaro for 2003 and 2002, respectively; (D) $15,650 and $15,755 to Mr. Evans for 2003 and 2002, respectively; (E) $20,000 to Mr. Grandisson for 2003; and (F) $15,650, $15,755 and $12,980 to Mr. Appel for 2003, 2002 and 2001, respectively; (3) contributions under an executive supplemental non-qualified savings and retirement plan in the amounts of (A) $116,000 and $79,750 to Mr. Iordanou for 2003 and 2002, respectively; (B) $55,000 and $63,438 to Mr. Ingrey for 2003 and 2002, respectively; (C) $36,250 and $22,651 to Mr. Vollaro for 2003 and 2002, respectively; (D) $58,000 and $35,625 to Mr. Evans for 2003 and 2002, respectively; and (E) $15,453, $43,500 and $29,725 to Mr. Appel for 2003, 2002 and 2001, respectively; and (4) term life insurance premiums in the amounts of (A) $466 and $1,242 to Mr. Iordanou for 2003 and 2002, respectively; (B) $1,534 to Mr. Vollaro for 2003; (C) $1,664 to Mr. Evans for 2003; (D) $1,664 to Mr. Grandisson for 2003; and (E) $203, $540 and $486 to Mr. Appel for 2003, 2002 and 2001, respectively.

(7)
Under our incentive compensation plan, a bonus pool for 2002 and 2003 underwriting years performance has been established for Mr. Evans, Mr. Grandisson and other officers who are part of our reinsurance operations (other than Mr. Ingrey). Under the plan, the 2002 and 2003 underwriting year bonus pools will be recalculated annually, and any resultant payments will be made to Mr. Evans and Mr. Grandisson over a 10-year development period.

        The following table provides information regarding the number and value of options held by each of our named executive officers as of December 31, 2003. No options were granted to, or exercised by, any of the named executive officers during 2003.

Aggregated 2003 Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Constantine Iordanou	283,334	141,666	$4,635,344	$2,317,656
Paul B. Ingrey	422,407	—	8,389,003	—
John D. Vollaro	56,667	28,333	825,072	412,528
Dwight R. Evans	116,667	8,333	2,198,671	106,329
Marc Grandisson	37,500	—	744,750	—
Peter A. Appel	688,207	—	13,955,497	—

(1)
For purposes of the above table, options are "in-the-money" if the market price of the common shares on December 31, 2003 (i.e., $39.86) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common shares subject to the options on December 31, 2003 and the aggregate exercise price of such options.

Employment Arrangements

        Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers. See also "—Summary Compensation Table" and "—Report of Compensation Committee of the Board of Directors" for additional compensation information.

  Constantine Iordanou

        In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc., responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates. Effective August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. His employment agreement currently provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time and to participate in our employee benefit programs. The target rate for the annual cash bonus is 100% of his annual base salary. The initial term of Mr. Iordanou's employment agreement ends on January 1, 2007, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial five-year term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

        The agreement provides that if Mr. Iordanou's employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in our disability plan. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou's major medical insurance coverage benefits pursuant to his employment agreement shall continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

        Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the Company's major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the five-year term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the Company's major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        As inducements essential to his entering into his employment agreement, as of January 1, 2002, we granted Mr. Iordanou, under our incentive plan, 106,383 restricted shares as a signing bonus, 325,000 additional restricted shares and options to purchase 425,000 common shares at an exercise price equal to $23.50 per share. The restricted shares Mr. Iordanou received as a signing bonus vested on December 31, 2002, and the remaining 325,000 of his restricted shares will vest on December 31, 2006. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of such 325,000 restricted shares will immediately vest. In the case of termination by the Company without cause or resignation for good reason, however, such newly vested shares may not be transferred until December 31, 2006 (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all restricted shares held by Mr. Iordanou will be forfeited. Mr. Iordanou's options to purchase 425,000 common shares are fully exercisable and will expire on January 1, 2012. In the event that Mr. Iordanou is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Iordanou's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Iordanou will remain exercisable for a period of 90 days from termination.

  Paul B. Ingrey

        Mr. Ingrey serves on our Board of Directors and as chairman and chief executive officer of Arch Re (Bermuda). His employment agreement currently provides for an annual base salary of $750,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Ingrey is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board and to participate in our employee benefit programs. The initial term of his employment agreement ends on October 23, 2004, but we or Mr. Ingrey may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Ingrey gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Ingrey is terminated without cause or for good reason before October 23, 2004, he will be entitled to receive an amount equal to his annual base salary. We are currently in discussions with Mr. Ingrey with respect to his continued service to our Company beyond the term of his current employment agreement.

        Mr. Ingrey agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for such additional six-month period. Mr. Ingrey also agreed that he will not, for a period of two years follow-

ing termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into an employment agreement, we granted Mr. Ingrey, under our incentive plan, 422,407 restricted shares and options to purchase 422,407 common shares at an exercise price equal to $20.00 per share. Mr. Ingrey's restricted shares will vest on October 23, 2004. In the event that Mr. Ingrey's employment terminates due to his death or permanent disability or his employment is terminated by us without cause or he resigns for good reason, all of his restricted shares will immediately vest. In the event that Mr. Ingrey's employment is terminated by us without cause or he resigns for good reason, his restricted shares will become fully transferable pursuant to the normal vesting schedule (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all restricted shares held by Mr. Ingrey will be forfeited. Mr. Ingrey's options to purchase 422,407 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Ingrey is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Ingrey's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Ingrey will remain exercisable for a period of 90 days from termination.

  John D. Vollaro

        Mr. Vollaro has been appointed as our executive vice president, chief financial officer and treasurer. Mr. Vollaro's employment agreement currently provides for an annual base salary of $480,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board and to participate in our employee benefit programs. The target rate for the annual bonus is 100% of his annual base salary. The term of his employment agreement ends on January 18, 2005, but we or Mr. Vollaro may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial three-year term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

        The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason before January 18, 2005, he will be entitled to receive an amount equal to the greater of (1) 18 months of his base salary and (2) the total remaining base salary which would have been paid for the remainder of his employment term (payable in equal monthly installments commencing on the first month anniversary of the date of termination). The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive solely his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary.

        Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        As inducements essential to his entering into his employment agreement, on January 18, 2002, we granted Mr. Vollaro, under our incentive plan, 50,000 restricted shares and options to purchase 85,000 common shares at an exercise price equal to $25.30 per share. Mr. Vollaro's 50,000 restricted shares were initially scheduled to vest on January 18, 2007. The vesting period for such shares (and 3,674 other shares that were originally scheduled to vest in two equal installments on February 20, 2005 and 2006) was changed such that the shares will vest on December 30, 2004. In connection with this change in vesting schedule, Mr. Vollaro agreed that the non-competition period under his employment agreement would not end earlier than January 18, 2007 under any circumstances. In the event that his employment is terminated by ACGL without cause or he resigns for good reason, or if his employment terminates due to written notice by us of the intent not to extend his employment contract, a pro rata number of restricted shares subject to the award will vest in full on the date of termination. In the case of termination by us without cause or resignation by Mr. Vollaro for good reason, however, the vested shares may not be transferred until January 18, 2007 (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event that, (1) Mr. Vollaro's employment terminates due his death or permanent disability or (2) within two years following a change of control of ACGL, Mr. Vollaro's employment is terminated by us without cause or he resigns for good reason, all of his restricted shares will immediately vest. In the event of termination for any other reason, all restricted shares held by Mr. Vollaro will be forfeited. Mr. Vollaro's 85,000 options are fully exercisable and will expire on January 18, 2012. In the event that Mr. Vollaro is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Vollaro's options will have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Vollaro will remain exercisable for a period of 90 days from termination.

  Dwight R. Evans

        Mr. Evans serves as president of Arch Re (Bermuda). His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Evans is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board and to participate in our employee benefit programs. The initial term of his employment agreement ends on October 23, 2004, but we or Mr. Evans may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Evans gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Evans is terminated without cause or for good reason before October 23, 2004, he will be entitled to receive an amount equal to his annual base salary.

        Mr. Evans agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Evans also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into employment agreements, we granted Mr. Evans, under our incentive plan, 50,000 restricted shares and options to purchase 100,000 common shares at an exercise price equal to $20.00 per share. Mr. Evans' restricted shares will vest on October 23, 2004. If Mr. Evans is terminated due to his death or permanent disability, all of such restricted shares will vest to him. Any unvested shares held by Mr. Evans will be forfeited if he otherwise terminates his service with us. Further, in the event that Mr. Evans is terminated within two years after a change of control without cause or due to permanent disability or he terminates his employment for good reason, all of his restricted shares will vest immediately upon such termination. Mr. Evans' op-

tions to purchase 100,000 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Evans is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Evans' options will remain exercisable for the remainder of the term of the option. In the event of termination for any other reason, all vested options held by Mr. Evans will remain exercisable for a period of 90 days from termination.

  Marc Grandisson

        Mr. Grandisson serves as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda). His employment agreement currently provides for an annual base salary of $460,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board and to participate in our employee benefit programs. The initial term of his employment agreement ends on October 23, 2006, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason before October 23, 2006, he will be entitled to receive an amount equal to his annual base salary.

        Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        On October 23, 2001, as inducements essential to his entering into employment agreements, we granted Mr. Grandisson, under our incentive plan, 12,500 restricted shares and options to purchase 37,500 common shares at an exercise price equal to $20.00 per share. Mr. Grandisson's restricted shares will vest on October 23, 2006. If Mr. Grandisson is terminated due to his death or permanent disability, all of such restricted shares will vest to him. Any unvested shares held by Mr. Grandisson will be forfeited if he otherwise terminates his service with us. Further, in the event that Mr. Grandisson is terminated within two years after a change of control without cause or due to permanent disability or he terminates his employment for good reason, all of his restricted shares will vest immediately upon such termination. Mr. Grandisson's options to purchase 37,500 common shares are fully exercisable and will expire on October 23, 2011. In the event that Mr. Grandisson is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that his employment terminates due to death or permanent disability, Mr. Grandisson's options will remain exercisable for the remainder of the term of the option. In the event of termination for any other reason, all vested options held by Mr. Grandisson will remain exercisable for a period of 90 days from termination.

  Peter A. Appel

        Effective August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. Mr. Iordanou succeeded Peter A. Appel, who will remain on the Board of Directors of ACGL. Effective July 31, 2003, we agreed to pay $2.3 million to Mr. Appel in recognition of his exceptional performance in enhancing shareholder value during his tenure as president and chief executive officer of ACGL. In addition, Mr. Appel agreed to assist ACGL in seeking to maximize the value of the assets deemed "non-core" under the Subscription Agreement entered into in connection with the November 2001 capital infusion. In that connection, we entered into a non-core business payment agreement with Mr. Appel which provided that Mr. Appel would be paid an amount equal to    $1.5 million if, and only if, the aggregate of the realized values of all non-core assets equaled or exceeded the aggregate of the adjusted closing book values of all such non-core assets. The agreement also provided that Mr. Appel would be paid an amount equal to 15% of the net excess, if any, of the realized value over the adjusted closing book value of all the non-core assets; provided, however that any such additional amount payable would not exceed $1.5 million (such that the aggregate amount payable under the non-core business payment agreement would not exceed $3.0 million). In February 2004, as a result of an agreement reached by ACGL and the investors regarding the value of the non-core assets, we paid Mr. Appel $3 million related to the non-core business payment agreement. In addition, Mr. Appel has agreed that for a period ending two years after his termination, (1) he will not compete with any of our subsidiaries' insurance or reinsurance businesses as they exist on the date of his termination and (2) he will not induce or attempt to induce any of our employees to leave his or her position with us. See "Certain Relationships and Related Transactions—Subscription Agreement."

Change in Control Arrangements

        In May 2000 we sold our prior reinsurance operations to Folksamerica Reinsurance Company. That sale constituted a change in control for purposes of our prior change in control arrangements. Under these arrangements, all unvested stock options and restricted shares held by our employees and the members of our Board of Directors (other than Robert Clements) held in May 2000 vested in connection with the asset sale. In addition, upon the closing of the asset sale, Mr. Appel received a payment of $1,476,563, and a prorated portion of his target annual bonus in the amount of $96,823. In addition, Mr. Clements, chairman of our Board, received a special bonus of $300,000 upon the consummation of the asset sale.

Director Compensation

        In light of the enhanced responsibilities of directors, our Board of Directors approved certain changes during 2003 to our non-employee director compensation arrangements, as described below. Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $30,000 (prior to September 2003, such amount was $25,000). Each such director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 120% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 (prior to September 2003, such amount was $1,000) for each Board or committee meeting attended. In addition, each non-employee director serving as chairman of (1) the audit committee received an annual fee of $10,000 (prior to September 2003, such amount was $5,000) and (2) each other committee received an annual fee of $3,000. All non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

        Pursuant to our long-term incentive and share award plans, upon joining the Board, each non-employee director previously received an option to purchase 300 common shares at an exercise price per share equal to the then market price of a common share. Our plans also provided for automatic annual grants to non-employee directors of options to purchase 1,500 common shares on January 1 of each year. Effective September 2003, these automatic stock option grants to our non-employee directors were discontinued, and an annual restricted share award is now granted to each non-employee director. Each year, the non-employee directors are granted a number of restricted shares equal to $20,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors, which is currently September 1), and such shares will vest on the first anniversary of the grant date.

  Robert Clements

        Mr. Clements, our chairman, was granted a total of 1,689,629 restricted shares in connection with the November 2001 capital infusion. Of this total, 1,668,157 restricted shares were granted on October 23, 2001 and 21,472 restricted shares were granted on November 19, 2001. These restricted shares were initially scheduled to vest in five equal annual installments commencing on October 23, 2002. During 2002, our Board of Directors accelerated the vesting terms of these shares as follows: 60% of the shares vested on October 23, 2002, 20% vested on October 23, 2003 and the remaining shares will vest on October 23, 2004. If Mr. Clements' service as chairman is terminated by us or is not continued by us for any reason, or his service terminates due to his death or permanent disability, the restricted shares will vest in full upon such termination of service. Any unvested shares will be forfeited if Mr. Clements otherwise terminates his service with us. In addition, Mr. Clements has agreed that, in the event his service is terminated by us prior to the fifth anniversary of the date of grant, he will not compete with us during the period ending on the later of such fifth anniversary or one year following such termination of service.

        In connection with these transactions, we entered into a retention agreement with Mr. Clements, which replaced our existing retention and change in control agreement with Mr. Clements. Under the retention agreement, he receives compensation in cash at an annual rate equal to one-half of the salary of ACGL's chief executive officer. Under such agreement, he received $341,458 for 2003, and his salary is currently $500,000 per annum. Mr. Clements is also eligible to receive a cash bonus at the discretion of the compensation committee and the Board of Directors. For 2003 performance, he received a cash bonus of $250,000. If Mr. Clements' service as chairman of our Board is terminated for any reason, he will be entitled to receive an amount equal to a prorated portion of his compensation for that year. Mr. Clements agreed that, for a period of one year after termination of service, he will not induce or attempt to induce any of our employees to leave his or her position with us. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation. In addition, a subsidiary of ACGL made a loan to Mr. Clements used by him to pay income and self employment taxes, which loan was repaid in full by Mr. Clements in November 2002.

  John M. Pasquesi

        Mr. Pasquesi, our vice chairman, entered into an employment agreement with us on October 23, 2001 providing for an annual base salary of $30,000. The employment agreement expired by its terms on October 24, 2003, and Mr. Pasquesi continues on our Board of Directors as vice chairman. Mr. Pasquesi agreed that he will not, for a period of two years following termination of employment, induce or attempt to induce any of our employees to leave his or her position with us. On October 23, 2001, as an inducement essential to his entering into the employment agreement, we granted Mr. Pasquesi options under our incentive plan to purchase 375,473 common shares at an exercise price of $20.00 per share. These options are fully exercisable and will expire on October 23, 2011. In addition, on October 23, 2001, in consideration for his providing structuring and advisory services to us in connection with the capital infusion, we granted Mr. Pasquesi options to purchase 750,946 common shares at an exercise price of $20.00 per share. These options vested upon grant and expire on October 23, 2011.

Report of the Compensation Committee of the Board of Directors

        The compensation committee of our Board of Directors is responsible for developing and making recommendations to the Board with respect to all matters related to the compensation of our executive officers and establishing overall compensation policies for our employees. The following report summarizes our current compensation policies.

  Compensation Philosophy

        Our compensation program is designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving both our short and long-term strategic goals, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and our performance.

        The principal components of our compensation program are base salary, annual performance bonus and share-based incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive's role in achieving our business objectives and our overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity may be based on corporate performance.

  Base Salary

        Base salaries reflect individual positions, responsibilities, experience and potential contribution to our success. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of executives. The compensation committee will periodically evaluate each individual's job responsibilities and related compensation, and compare cash compensation practices to peer groups and other relevant compensation data to ensure that our compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and may reflect market and cost-of-living increases.

  Annual Performance Bonus

        Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to our performance. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

        Target performance bonus opportunities are generally established for all employees upon the commencement of employment and are periodically reviewed by the compensation committee. An individual's target performance bonus opportunity is expressed as a percentage of base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole.

        We have established an incentive compensation plan in order to provide our employees with an opportunity to earn annual bonus compensation as an incentive and reward for their efforts to achieve our financial and strategic objectives. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year based on a number of factors, including the management plan for such year and non-prescribed measures ("Target Bonus Approach"), and (2) a quantitative, formula-based measure ("Formula Approach").

        For 2003, the Target Bonus Approach was applied to Messrs. Iordanou, Appel, Ingrey and Vollaro. Under the Target Bonus Approach, performance is judged against the achievement of the strategic and financial objectives contained in the applicable management plan submitted to the Board for the year, peer group performance and other measures deemed applicable by the compensation committee. At the individual level, actual performance bonuses for each participant reflects both individual and segment performance. All performance assessments include both objective and subjective elements. For 2003, there was no predetermined weight given to specific performance criteria. Rather, the compensation committee's evaluation involved a subjective balancing of the various measures of performance.

        For 2003, the Formula Approach was applied to Messrs. Evans and Grandisson and all executives included in our reinsurance and insurance segments (other than Mr. Ingrey). Under the Formula Approach, a bonus pool was established for each of our reinsurance segment and our insurance segment based on 2003 underwriting year performance. Under the plan, the 2003 underwriting year bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants, over a 10-year development period. The amount that, ultimately, will be paid for 2003 underwriting year performance under the Formula Approach will be based on the overall results of the reinsurance segment and insurance segment, as applicable, as such results become known over the 10-year development period.

        For 2003, a large portion of the bonus amounts for Messrs. Iordanou, Evans and Grandisson were paid in the form of restricted common shares, which vest in four equal annual installments commencing on February 26, 2004. We believe that share-based awards are a particularly important component of compensation that correlates long-term individual motivation and reward to our performance, as described below.

  Long-Term Incentive Compensation

        Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, stock options, restricted shares and other share-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Generally, options awarded to executives are granted at 100% of the market value of the shares on the date of grant and become exercisable or vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards.

        Share-based compensation grant levels and awards are reviewed and determined by the compensation committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including (1) both corporate and individual performance, (2) competitive total compensation and long-term incentive grant levels as determined in the market and (3) our share ownership objectives.

        Share-based awards granted to the named executive officers during 2003 are summarized under the captions "—Summary Compensation Table" and "—CEO Compensation." See also "—Employment Arrangements."

  CEO Compensation

        As described above, Mr. Iordanou succeeded Mr. Appel as president and chief executive officer of ACGL on August 1, 2003, and Mr. Appel remains on our Board of Directors. For 2003 performance, Mr. Iordanou received a bonus of $1,500,000, of which $750,000 was paid in cash and $750,000 was paid in the form of restricted shares, which vest in four equal installments commencing February 2004. His base salary for 2003 remained unchanged from the 2002 level of $1,000,000. For performance from January 1 through July 31, 2003, Mr. Appel received base salary of $305,527 (i.e., at an annual rate of $525,000, which represented a raise of $25,000 from his 2003 base salary) and a prorated cash bonus in the amount of $450,000. In determining Mr. Iordanou's and Mr. Appel's total compensation, the quantitative and qualitative criteria described above were applied. In addition, ACGL entered into an agreement, effective as of July 31, 2003, and a non-core business payment agreement, dated August 4, 2003, with Mr. Appel. See "—Summary Compensation Table" and "—Employment Arrangements."

  Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee James J. Meenaghan Robert F. Works

Performance Graph

        The following graph compares the cumulative total shareholder return on our common shares for each of the last five years through December 31, 2003 to the cumulative total return, assuming reinvestment of dividends, of (1) Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500 Index") and (2) the S&P 500 Property & Casualty Insurance Index. The share price performance presented below is not necessarily indicative of future results.

CUMULATIVE TOTAL SHAREHOLDER RETURN (1)(2)

(1)
Stock price appreciation plus dividends.
(2)
The above graph assumes that the value of the investment was $100 on December 31, 1998. The closing price for our common shares on December 31, 2003 (i.e., the last trading day in 2003) was $39.86.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information available to us as of March 29, 2004 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Please note that this table addresses ownership of voting shares; it does not address the voting power of those shares, which, in some cases, is different than the percentage set forth below.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)	(C) Fully-Diluted Percentage (2)
Warburg Pincus(3) c/o 466 Lexington Avenue New York, New York 10017	22,910,478	42.3%	29.6%
HFCP IV (Bermuda), L.P. (Bermuda) Ltd.(4)(5) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	11,571,798	25.1	15.0
H&F International Partners IV-A (Bermuda), L.P.(4)(6) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	1,899,246	4.1	2.5
H&F International Partners IV-B (Bermuda), L.P.(4)(7) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	627,392	1.4	*
H&F Executive Fund IV (Bermuda), L.P.(4)(8) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	260,602	*	*
BAMCO Inc.(9) 767 Fifth Avenue New York, New York 10153	3,638,400	10.9	4.7
Insurance Private Equity Investors, L.L.C.(10) 3003 Summer Street Stamford, CT 06905	2,761,873	7.8	3.6

Third Avenue Management LLC(11) 767 Third Avenue New York, New York 10017	1,918,979	5.8	2.5
Steinberg Priest & Sloane Capital Management LLC(12) 12 East 49th Street New York, New York 10017	1,817,360	5.5	2.4
Farallon Partners, L.L.C.(13) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	1,779,225	5.1	2.3
Farallon Capital Management, L.L.C.(14) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	424,800	1.3	*
Robert Clements(15)	1,627,276	4.9	2.1
Constantine Iordanou(16)	826,788	2.5	1.0
Paul B. Ingrey(17)	950,901	2.8	1.2
John D. Vollaro(18)	142,350	*	*
Dwight R. Evans(19)	198,088	*	*
Marc Grandisson(20)	58,716	*	*
Peter A. Appel(21)	887,714	2.6	1.2
Wolfe "Bill" H. Bragin(22)	3,399	*	*
John L. Bunce, Jr.(23)	14,359,038	31.2	18.6
Sean D. Carney(24)	22,912,318	42.3	29.6
Kewsong Lee(25)	22,917,814	42.3	29.6
James J. Meenaghan(26)	25,886	*	*
John M. Pasquesi(27)	1,552,250	4.5	2.0
David R. Tunnell(28)	14,359,038	31.2	18.6
Robert F. Works(29)	29,745	*	*
All directors and executive officers (18 persons)(30)	43,841,365	62.4%	56.7%

Series A Convertible Preference Shares
Name and Address of Beneficial Owner	Number of Preference Shares Beneficially Owned(31)	Rule 13d-3 Percentage Ownership(31)
Warburg Pincus(3)	20,906,560	54.5%
HFCP IV (Bermuda), L.P.(4)(5)	10,271,579	26.8
H&F International Partners IV-A (Bermuda), L.P.(4)(6)	1,685,843	4.4
H&F International Partners IV-B (Bermuda), L.P.(4)(7)	556,897	1.4
H&F Executive Fund IV (Bermuda), L.P.(4)(8)	231,501	*
Insurance Private Equity Investors, L.L.C.(10)	2,181,313	5.7
Robert Clements(15)	103,242	*
Constantine Iordanou	0	0
Paul B. Ingrey(17)	103,242	*
John D. Vollaro	0	0
Dwight R. Evans(19)	20,648	*
Marc Grandisson(20)	12,905	*
Peter A. Appel(21)	51,621	*
Wolfe "Bill" H. Bragin	0	0
John L. Bunce, Jr.(23)	12,745,820	33.2
Sean D. Carney(24)	20,906,560	54.5
Kewsong Lee(25)	20,906,560	54.5
James J. Meenaghan	0	0
John M. Pasquesi(27)	387,158	1.0
David R. Tunnell(28)	12,745,820	33.2
Robert F. Works	0	0
All directors and executive officers (18 persons)(30)	34,331,196	89.5%

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 29, 2004. Therefore, column (B) has been computed based on (a) 33,288,594 common shares actually outstanding as of March 29, 2004 and (b) common shares that may be acquired within 60 days of March 29, 2004 upon the exercise of options and warrants and conversion of preference shares held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed. Each preference share is convertible into one common share, subject to adjustments. The preference shares are mandatorily convertible under certain circumstances. The purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to our Subscription Agreement, included as an exhibit to our 2003 Annual Report.

(2)
Amounts shown under column (C) in the above table have been computed based on (a) 33,288,594 common shares actually outstanding as of March 29, 2004, (b) common shares that may be acquired upon the exercise of all outstanding options and warrants and conversion of all preference shares, whether or not such options and warrants are exercisable within 60 days held by all persons and (c) 21,239 restricted common share units. As of March 29, 2004, there were outstanding (i) class B warrants to purchase an aggregate of 150,000 common shares, (ii) options to purchase an aggregate of 5,510,216 common shares and (iii) 38,364,972 preference shares. The class B warrants are currently exercisable at $20.00 per share and expire on September 19, 2005. See note (1) for a description of the preference shares.

(3)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(4)
HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda") are referred to as the "H&F funds". H&F Investors IV (Bermuda) L.P. ("HFI IV Bermuda") is the sole general partner of each of the H&F funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. By reason of their relationships with the H&F funds, HFI IV Bermuda and HFCI Bermuda may be deemed to beneficially own all of the common shares owned by the H&F funds. The H&F funds, and as a result, HFI IV Bermuda and HFCI Bermuda also beneficially own an aggregate of (i) 5,000 common shares issuable upon exercise of currently exercisable options issued to John L. Bunce, Jr., and David R. Tunnell and (ii) 5,994 common shares issued to Messrs. Bunce and Tunnell in consideration for their service as directors of the Company. The foregoing is based on a Schedule 13D and a Form 4 dated March 3, 2003 and December 18, 2002, respectively, and filed with the SEC.

(5)
The security holder is HFCP IV Bermuda. 9,024 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFCP IV Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(6)
The security holder is HFIP IV-A Bermuda. 1,481 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-A Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(7)
The security holder is HFIP IV-B Bermuda. 489 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-B Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(8)
The security holder is HFEF Bermuda. None of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFEF Bermuda. Amounts in columns (A), (B)

  and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(9)
Based upon a Schedule 13G dated February 13, 2004, filed with the SEC jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Baron Inc. ("BCM") and Ronald Baron (collectively with BCG, BAMCO and BCM, the "Baron Group"). In the Schedule 13G, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G reported that (i) BCG has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,608,400 common shares, (ii) BAMCO has shared voting power with respect to 3,202,000 common shares and shared dispositive power with respect to 3,342,000 common shares, (iii) BCM has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 257,900 common shares and shared dispositve power with respect to 266,400 and (iv) Ronald Baron has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,638,400 common shares.

(10)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Excludes securities of ACGL held by Orbital Holdings, Ltd., which is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Based on a Schedule 13D/A dated April 5, 2004 and filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares under the Subscription Agreement.

(11)
Based upon a Schedule 13G dated January 9, 2004, filed with the SEC by Third Avenue Management LLC ("TAM"), an investment advisor. In the Schedule 13G, TAM reported that it has sole voting power with respect to 1,846,529 common shares and sole dispositive power with respect to 1,918,979 common shares.

(12)
Based upon a Schedule 13G dated February 6, 2004, filed with the SEC by Steinberg Priest & Sloane Capital Management, LLC ("SPS"), an investment advisor. In the Schedule 13G, SPS reported that it has sole voting power with respect to 1,673,616 common shares and sole dispositive power with respect to 1,817,360 common shares.

(13)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D/A filed with the SEC on January 12, 2004. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(14)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry,

  William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. The foregoing is based on a Schedule 13D/A filed with the SEC on January 12, 2004. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(15)
Amounts in columns (A), (B) and (C) reflect (a) 880,921 common shares, 32,198 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 432,008 common shares and 19,677 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 49,380 common shares owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 preference shares acquired directly by Sound View Partners, L.P. ("Sound View") as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors ("Taracay") owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements, and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements' ownership of Taracay as stated in this note (15).

(16)
Amounts in columns (A) and (B) reflect (a) 394,369 common shares owned directly by Mr. Iordanou (including 338,393 restricted shares, which are subject to vesting), (b) 425,000 common shares issuable upon exercise of currently exercisable options and (c) 7,419 common shares owned directly by Mr. Iordanou's children. The amount in column (C) includes 17,668 restricted common share units (8,834 of which are subject to vesting) which will be settled in common shares of ACGL upon termination of Mr. Iordanou's employment. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(17)
Amounts in columns (A) and (B) and (C) reflect (a) 425,252 common shares owned directly by Mr. Ingrey (including 422,407 restricted shares, which are subject to vesting), (b) 422,407 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(18)
Amounts in columns (A) and (B) and (C) reflect (a) 57,350 common shares owned directly by Mr. Vollaro (including 53,674 restricted shares, which are subject to vesting) and (b) 85,000 common shares issuable upon exercise of currently exercisable options.

(19)
Amounts in columns (A) and (B) reflect (a) 60,773 common shares owned directly by Mr. Evans (including 55,403 restricted shares, which are subject to vesting), (b) 116,667 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares. The amount in column (C) includes 8,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(20)
Amounts in columns (A), (B) and (C) reflect (a) 21,216 common shares owned directly by Mr. Grandisson (including 16,574 restricted shares, which are subject to vesting, (b) 37,500 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(21)
Amounts in columns (A), (B) and (C) reflect (a) 147,886 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(22)
Amounts in columns (A) and (B) reflect (a) 1,699 common shares owned directly by Mr. Bragin (including 607 restricted shares, which are subject to vesting) and (b) 1,700 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Bragin. The amount in column (C) includes 100 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(23)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (4). Mr. Bunce is a 9.9% shareholder of HFCI Bermuda. All shares indicated as owned beneficially by Mr. Bunce are included because he is a member of our Board and is affiliated with HFCI Bermuda. Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F funds. Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F funds.

(24)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Carney are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Mr. Carney may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(25)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(26)
Amounts in columns (A), (B) and (C) reflect (a) 7,586 common shares owned directly by Mr. Meenaghan (including 607 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(27)
Amounts in columns (A), (B) and (C) reflect (a) 37,110 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 1,563 common shares owned directly by Mr. Pasquesi (including 558 restricted shares, which are subject to vesting), (c) 1,126,419 common shares issuable upon exercise of currently exercisable options and (d) common shares issuable upon conversion of preference shares.

(28)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (4). Mr. Tunnell is a 5.45% shareholder of HFCI Bermuda. All shares indicated as owned beneficially by Mr. Tunnell are included because he is a member of our Board and is affiliated with HFCI Bermuda. Mr. Tunnell may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F Funds. Mr. Tunnell disclaims beneficial ownership of all shares owned by the H&F funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F funds.

(29)
Amounts in columns (A), (B) and (C) reflect (a) 8,445 common shares owned directly by Mr. Works (including 607 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(30)
Includes an aggregate of 259,560 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by three executive officers of subsidiaries of ACGL who are not directors of ACGL. Such executive officers do not own any preference shares.

(31)
Under the Subscription Agreement, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to our Subscription Agreement, included as an exhibit to our 2003 Annual Report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2003.

Certain Relationships and Related Transactions

  Subscription Agreement

        Pursuant to the Subscription Agreement, an adjustment basket relating to certain non-core operations was calculated during the fourth quarter of 2003 for purposes of determining whether we would be required to issue additional preference shares to the investors who provided the 2001 capital infusion as a purchase price adjustment. The adjustment basket was equal to (1) the difference between value realized upon sale and the book value under GAAP at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of our insurance balances attributable to our core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket had been calculated as less than zero, we would have been required to issue additional preference shares (or, in certain extreme cases, preference shares of a subsidiary) to the investors based on the decrease in value of the components of the adjustment basket. In February 2004, the parties agreed that no purchase price adjustment was required pursuant to the above calculation and, accordingly, no additional preference shares will be issued to the investors. In November 2005, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

        Under the Subscription Agreement, we agreed to reimburse the Warburg Pincus funds and the Hellman & Friedman funds for their costs and expenses in connection with the November 2001 capital infusion. We have reimbursed the Warburg Pincus funds and the Hellman & Friedman funds approximately $2.3 million in the aggregate under such agreement.

        All material agreements relating to the November 2001 capital infusion were included as exhibits to our 2003 Annual Report.

  Non-Core Business Payment Agreement

        Effective August 1, 2003, Constantine Iordanou succeeded Peter A. Appel as president and chief executive officer of ACGL, and Mr. Appel remains on the Board of Directors of ACGL. In connection therewith, ACGL en-

tered into an agreement, effective as of July 31, 2003, and a non-core business payment agreement, dated August 4, 2003, with Peter A. Appel. See "—Employment Arrangements."

  Other

        In 2002, ACGL's Board of Directors accelerated the vesting schedule of certain restricted common shares granted to Robert Clements, chairman of our Board of Directors, which had been issued in connection with the November 2001 capital infusion. In November 2002, Mr. Clements also repaid the outstanding $13.5 million loan previously made to him by the Company. See "—Director Compensation" for a description of these transactions.

        In connection with our information technology initiative in 2002, we entered into arrangements with two software companies, which provide document management systems and information and research tools to insurance underwriters, in which Robert Clements and John M. Pasquesi, chairman and vice chairman of our Board of Directors, respectively, each hold minority ownership interests. We pay fees under such arrangements based on usage. Under one of these agreements, fees payable are subject to a minimum of approximately $575,000 for the two-year period ending July 2004. We made payments of approximately $561,000 and $232,000 under such arrangements for the years ended December 31, 2003 and 2002, respectively.

        During 2002, we leased temporary office space from Tri-City Brokerage Inc. (together with its affiliates, "Tri-City"), a company in which Peter A. Appel, former president and chief executive officer of ACGL, Mr. Clements and Distribution Investors, LLC held ownership interests until March 2003. The aggregate rental payments related to such lease were approximately $247,000 through March 31, 2003. In addition, Tri-City, as broker, placed business with our insurance operations and we incurred commission expenses of approximately $1.1 million under such arrangements for the three months ended March 31, 2003. In March 2003, our merchant banking subsidiary, Hales & Company Inc., received a fee of $1.25 million from Tri-City for advisory services in connection with the sale of Tri-City to non-affiliated persons.

        Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS

        Under our bye-law 75, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, Barbados or the Cayman Islands, and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

        The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd.	Arch Capital Holdings Ltd.
Dwight R. Evans	Graham B. Collis
Marc Grandisson	John D. Vollaro
Paul B. Ingrey
Ralph E. Jones, III
Arch Insurance Company (Europe) Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Insurance Company Limited Alternative Underwriting Services, Ltd.
Dwight R. Evans	James J. Ansaldi
Ralph E. Jones, III	Graham B. Collis
Thomas G. Kaiser	John D. Vollaro
Martin J. Nilsen
Robert T. Van Gieson
Graham Ward
Barbados Subsidiaries	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Debra M. O'Connor	Dwight R. Evans
Steven K. Parker	Ralph E. Jones, III
Robert C. Worme	Marc Grandisson

        Mr. Ansaldi, 52, has served as president of the insurance division of Arch Insurance (Bermuda), a division of Arch Re (Bermuda) since 2002. Prior to joining Arch, Mr. Ansaldi was an executive vice president at Aon in Bermuda from 2000. From 1988 to 2000, he served as a senior vice president at XL Insurance Company. Mr. Ansaldi holds a B.S. degree and an M.S. degree from St. John's University.

        Mr. Collis, 44, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. He is a director of Coastal Caribbean Oils & Minerals Limited.

        Mr. Evans, 51, has served as president of Arch Re (Bermuda) since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Mr. Grandisson, 36, has served as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) since October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr.

Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mr. Ingrey, 64, has served as a director of ACGL and as chief executive officer of Arch Re (Bermuda) since October 2001, and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        Mr. Jones, III, 47, joined Arch Insurance Group Inc. as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Mr. Kaiser, 57, joined Arch Insurance Group Inc. in June 2002 as president of the Property, Energy, and Marine Division. Prior to joining Arch, Mr. Kaiser served as president and chief executive officer of Zurich Corporate Solutions, Zurich, from September 1999 to May 2002 and as president and chief executive officer of Enterprise Risk, a unit of Zurich U.S. from February 1998 to September 1999. From 1993 to February 1998, Mr. Kaiser was employed by American International Group, where he held several positions including vice president of AIG Foreign General, president of AIU Energy Division and president of Star Technical Risk Agency. From 1975 to 1993, Mr. Kaiser held various positions with Arkwright Mutual, including senior vice president and area manager. Mr. Kaiser holds B.S. and M.A. degrees from the State University of New York.

        Mr. Nilsen, 54, joined Arch Insurance Group Inc. in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch, Mr. Nilsen practiced law with the firm of Edwards & Angell LLP from December 1999 to November 2002, as counsel and partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.

        Ms. O'Connor, 44, has been senior vice president, chief financial officer and treasurer of Arch Capital Services Inc. since April 2002. From June 2000 to April 2002, she was senior vice president, controller and treasurer of ACGL. From 1995 to June 2000, Ms. O'Connor was senior vice president and controller of the Company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand. She holds a B.S. degree from Manhattan College.

        Mr. Parker, 47, has been a managing director of VCC (Barbados) Limited, which provides operational and management services to Barbados-based companies, since 1996. He previously served as a vice president and a director of various Barbados and Cayman Islands-based subsidiaries of Cott Corporation from 1995 through 2000.

        Mr. Van Gieson, 58, has been president, chief executive officer and a director of Arch Insurance Company (Europe) Limited since November 2003. Mr. Van Gieson was retired from 1999 until 2003, when he joined the company as president and chief executive officer of Arch Capital UK Ltd. From 1996 to 1999, Mr. Van Gieson served as a senior vice president of CNA Financial, with responsibilities as the chief executive officer for its global operations. Prior to joining CNA, Mr. Van Gieson was employed by Chubb & Son from 1967 until 1996, where he held various senior executive positions, including chairman and chief executive officer of Chubb Insurance Company of Europe, from 1990 to 1996, and president of Chubb Insurance Company of Canada from 1983 to 1990. Mr. Van Gieson holds a B.S. degree from Seton Hall University, and attended the Harvard Business School Program for Management Development.

        Mr. Vollaro, 59, has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Mr. Ward, 42, joined Arch Capital UK Ltd. as senior vice president and chief financial officer in January 2004. From 1991 until 2003, Mr. Ward was employed by Liberty Mutual Insurance Company (UK) Limited, where he held various positions including finance director from 1997 until 2003, group financial controller from 1995 to 1997 and business analysis manager from 1991 to 1995. From 1983 to 1991, Mr. Ward was employed by the firm of Neville Russell Chartered Accountants, London, including an assignment with Bowie Wilson, Miles and Co, Sydney, an affiliated firm, between 1988 and 1990. Mr. Ward holds a B.A. from the University of Exeter.

        Mr. Worme, 53, has practiced law at the Barbados-based law firm of Fitzwilliam, Stone & Alcazar since 1978, where he has been a partner since 1980.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the election of Designated Company Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as independent auditors of ACGL for the year ending December 31, 2004. PricewaterhouseCoopers LLP has served as ACGL's independent auditors from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2004. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

        The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2003 and 2002:

	2003	2002
Audit Fees(1)	$1,884,692	$1,035,225
Audit-Related Fees(2)	128,321	94,195
Tax Fees(3)	624,770	528,208
All Other Fees(4)	0	0

	$2,637,783	$1,657,628

(1)
Audit Fees consisted primarily of fees for the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)
In 2003, Audit-Related Fees primarily consisted of fees related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002. In 2002, Audit-Related Fees consisted primarily of fees for services provided in connection with the purchase price adjustments relating to the November 2001 capital infusion and fees for risk management and internal control advisory services.

(3)
Tax Fees consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)
All Other Fees consist of fees for other services not described in notes (1), (2) and (3) above.

        The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. From and after August 2002, the audit committee has approved all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our principal auditors. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditors and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditors. The audit committee may delegate pre-approval authority to one or more of its independent members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at it next scheduled meeting.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2004.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL GENERAL MEETING

        All proposals of securityholders intended to be presented at the 2005 annual general meeting of shareholders must be received by the Company not later than December 6, 2004 for inclusion in our 2005 proxy statement and form of proxy relating to the 2005 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 21, 2005. Notices of intention to present proposals at next year's annual general meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

        A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

        Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

ARCH CAPITAL GROUP LTD.
Audit Committee Charter

Organization

        The Audit Committee of the Board of Directors of Arch Capital Group Ltd. (the "Company") shall be composed of three or more Directors. Each member of the Audit Committee shall meet the then independence requirements of the Securities and Exchange Commission (the "SEC") and National Association of Securities Dealers, Inc. (the "NASD") (unless otherwise permitted by the then independence requirements of the SEC and NASD) and shall otherwise be independent of management and the Company and free of any relationship which, in the opinion of the Board of Directors, would interfere with the Director's exercise of independent judgment as an Audit Committee member.

        Audit Committee members shall be appointed by and may be replaced by the Board of Directors. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement in accordance with the audit committee requirements of the NASD. It is expected that at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

Purpose

        The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

        The Audit Committee is also responsible for producing an annual report for inclusion in the Company's proxy statement.

        It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

        The Audit Committee shall also function as the Company's Qualified Legal Compliance Committee ("QLCC") under applicable SEC rules and shall have all the rights and powers necessary, and authorities and responsibilities to act as QLCC, including those set forth in such rules.

Meetings

        The Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require, and shall make regular reports to the Board of Directors. In order to foster open communications, the Audit Committee shall meet regularly with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately.

Committee Authority and Responsibilities

  1.
  The Audit Committee shall have the sole authority to appoint and replace the independent auditors.

  2.
  The Audit Committee shall have direct responsibility for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting).

  3.
  The Audit Committee shall engage independent counsel and other advisers as it determines necessary or appropriate to carry out its duties.

  4.
  The Audit Committee shall review with Company management and the independent auditors the proposed overall scope of the Company's annual audit, the adequacy and integrity of the Company's system of internal controls and the Company's audited financial statements and related disclosures.

  5.
  The Audit Committee shall preapprove all audit and permitted non-audit services to be provided to the Company by the independent auditors (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible) in accordance with the rules and regulations of the SEC. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to preapprove audit and permitted non-audit services, provided such preapproval decision is presented to the full Audit Committee at its next scheduled meeting.

  6.
  The Audit Committee shall obtain from the independent auditors each year a formal written statement delineating all relationships between the independent auditors and the Company.

  7.
  The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors reports on all critical accounting policies and practices to be used, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

  8.
  The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors any other material written communications between the independent auditors and management, including a schedule of unadjusted audit differences.

  9.
  The Audit Committee shall periodically engage in a dialogue with the independent auditors regarding any disclosed relationships or services which may impact the objectivity and independence of the independent auditors.

  10.
  Based on a review of the independent auditors' formal statement and reports and the Audit Committee's dialogue with the independent auditors, the Audit Committee shall make a determination regarding the independence of the independent auditors and take other appropriate action, or recommend that the Board of Directors take such action.

  11.
  The Audit Committee shall review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  12.
  The Audit Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  13.
  The Audit Committee shall review periodically with management and independent auditors any codes, programs, standards or policies adopted by the Company from time to time which seek to ensure that the business of the Company is conducted in an ethical and legal manner, as well as the systems established by the Company to monitor compliance with such codes, programs, standards or policies. Such reviews will be undertaken in the manner and not less frequently than required by the terms of the applicable code, program, standard or policy.

  14.
  The Audit Committee shall discuss with the independent auditors their judgments about the quality (and not merely the acceptability) of the Company's accounting principles as applied in its financial reporting.

  15.
  The Audit Committee shall review with the Company's counsel any legal and regulatory matters that may have a material impact on the Company's financial statements.

  16.
  The Audit Committee shall review with the independent auditors significant changes in accounting principles and practices.

  17.
  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

  18.
  The Audit Committee shall review and assess compliance with all applicable rules and regulations of the SEC and NASD specifically applicable to the composition and responsibilities of the Audit Committee.

  19.
  The Audit Committee shall perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.

  20.
  The Audit Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report or evidence of a material violation of SEC Rule 205 relating to QLCCs.

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF
SHAREHOLDERS ON MAY 5, 2004

        This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company"). The undersigned hereby appoints Constantine P. Iordanou and John D. Vollaro as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 29, 2004, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 5, 2004 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

         ARCH CAPITAL GROUP LTD.

May 5, 2004

Please vote, date and
sign below and return
promptly in the
enclosed envelope.

Please detach.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.

  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	To elect the nominees listed as Class III Directors of the Company for a term of three years.	2.	To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.
NOMINEES:
☐	FOR ALL NOMINEES	☐	Robert Clements	☐	FOR ALL NOMINEES	☐	James J. Ansaldi
		☐	Wolfe "Bill" H. Bragin			☐	Graham B. Collis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐	John L. Bunce, Jr. Sean D. Carney	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐ ☐	Dwight R. Evans Marc Grandisson Paul B. Ingrey
☐	FOR ALL EXCEPT (See instructions below)			☐	FOR ALL EXCEPT (See instructions below)	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	Ralph E. Jones, III Thomas G. Kaiser Martin J. Nilsen Debra M. O'Connor Steven K. Parker Robert T. Van Geison John D. Vollaro Graham Ward Robert C. Worme
INSTRUCTION: To WITHHOLD authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒
INSTRUCTION: To WITHHOLD authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒
3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and hereby revokes all previously granted proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

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ARCH CAPITAL GROUP LTD. NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
THE ANNUAL GENERAL MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS
PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL GENERAL MEETING
ARCH CAPITAL GROUP LTD. Audit Committee Charter
ARCH CAPITAL GROUP LTD.
PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 5, 2004
ANNUAL GENERAL MEETING OF SHAREHOLDERS OF